Exhibit 99.1

Enochian BioSciences Names The Hon. Dr. Mark Dybul as Chief Executive Officer

Dr. Dybul’s Deep and Prestigious Scientific Research Expertise

Helps to Affirm Enochian BioScience’s Scientific Approach

LOS ANGELES, July 20, 2021 (NASDAQ: ENOB) – Enochian BioSciences, Inc., a company focused on gene-modified cellular and immune therapies in infectious diseases and cancer, today announced that Honorable Mark Dybul, M.D. has been named as Chief Executive Officer (CEO).

Dr. Dybul, who has served as Executive Vice-Chair of the Board of Enochian BioSciences since January 2019, is a globally recognized leader in pandemics. He was a principal architect and ultimately the head of the U.S. President’s Emergency Plan for AIDS Relief (PEPFAR), the largest international health initiative in history dedicated to a single disease, that achieved historic prevention, care and treatment goals on time and on budget. During his tenure, the program grew from approximately $500 million to $6.5 billion annually. Dr. Dybul went on to transform the Global Fund to Fight AIDS, Tuberculosis and Malaria and, during Dr. Dybul’s four-year tenure, both President Barack Obama and Prime Minister Justin Trudeau hosted funding rounds that raised $25 billion for the Global Fund.

Dr. Dybul has been deeply involved in the fight against COVID-19. He was the only American appointed to the 15-member Independent Panel for Pandemic Preparedness and Response, mandated by the World Health Assembly and co-chaired by former Liberian President Ellen Johnson Sirleaf and former New Zealand Prime Minister Helen Clark. Dr. Dybul also was a member of the High Level Scientific Advisory Group for the G20’s Global Health Summit focused on COVID-19.

Under the mentorship of Dr. Anthony Fauci, Dr. Dybul began his career in public health as a researcher at the National Institute of Allergy and Infectious Diseases, ultimately leading a section of Dr. Fauci’s lab and serving as the Assistant Director for Medical Affairs.

“It is a great privilege to have one of the world’s preeminent public health experts assume the role of CEO of Enochian BioSciences,” said Enochian BioSciences’ Chair of the Board René Sindlev. “Mark’s deep expertise in science, combined with his long experience managing research programs and advising on strategy, brings key and difficult-to-find competencies to Enochian BioSciences. Under Mark’s leadership, we are excited to see the organization rapidly advance toward its goal of developing cures for HBV, HIV and potentially, to address inhaled pan-coronavirus and pan-influenza treatment and prevention.”

Gregg Alton, Enochian BioSciences’ Board Director, and former interim CEO and longtime General Counsel of Gilead Sciences, said, “I have known Mark since he worked closely with Tony Fauci. I watched him lead what was effectively a start-up in the U.S. Government, PEPFAR, and make it one of the most successful public health programs in history. Mark then went on to transform the Global Fund, a public-private partnership, introducing business models for purchasing, supply chain, and many others. He knows how to lead, develop strategy, maintain the teams’ focus and achieve success.”

“As a long-time researcher, clinician, and leader of large global diseases programs, I am very honored to transition from my current role of Executive Vice-Chair to full-time CEO of Enochian BioSciences,” said Dr. Dybul. “Based in elegantly brilliant science, we have made significant progress in the past 18 months building a deep and wide pipeline with platforms that address major killers including cancer and infectious diseases. The recent acceleration of potential cures for Hepatitis B, HIV and potential inhaled pan-coronavirus, including the cause of COVID-19, and pan-influenza treatment and prevention — makes it an extremely exciting time to become the CEO of Enochian BioSciences.”

About Enochian BioSciences, Inc.

Enochian BioSciences, Inc. is a biopharmaceutical company focused on developing innovative platforms for gene-modified cellular and immune therapies to potentially cure and treat deadly diseases. The company’s gene-modified cell and immune therapy platforms can potentially be applied to multiple indications, including HIV/AIDS, Hepatitis B, all Corona and Influenza virsuses, and Oncology. For more information, please visit Enochianbio.com

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including those discussed under the heading “Risk Factors” and elsewhere in Enochian BioScience’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com

# # #